EXHIBIT 99.1

THE UNITED ILLUMINATING COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

Independent Auditor's Report

To the Shareholder and Board of Directors
of The United Illuminating Company

We have audited the accompanying financial statements of The United Illuminating Company (the "Company"), which comprise the balance sheets as of December 31, 2013 and December 31, 2012, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The United Illuminating Company at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
April 11, 2014

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
For the Years Ended December 31, 2013 and 2012
(In Thousands)

	2013	2012

Operating Revenues	$803,558	$783,462

Operating Expenses
Operation
Purchased power	139,135	154,546
Operation and maintenance	234,918	222,047
Transmission wholesale	88,206	79,469
Depreciation and amortization	108,023	103,562
Taxes - other than income taxes	83,412	71,617
Regulatory disallowances (Note C)	8,354	-
Total Operating Expenses	662,048	631,241
Operating Income	141,510	152,221

Other Income and (Deductions), net (Note H), (Note A)	18,210	20,507

Interest Charges, net
Interest on long-term debt	39,851	38,656
Other interest, net	(2,183)	1,152
	37,668	39,808
Amortization of debt expense and redemption premiums	1,431	1,441
Total Interest Charges, net	39,099	41,249

Income from Equity Investments	15,272	15,273

Income Before Income Taxes	135,893	146,752

Income Taxes (Note E)	55,600	62,116

Net Income	$80,293	$84,636

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2013, and 2012
(Thousands of Dollars)

	2013	2012
Cash Flows From Operating Activities
Net income	$80,293	$84,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,454	105,003
Deferred income taxes	70,874	50,508
Pension expense	28,710	20,974
Allowance for funds used during construction (AFUDC) - equity	(8,587)	(6,843)
Undistributed (earnings) losses in equity investments	(15,272)	(15,273)
Regulatory disallowances (Note C)	8,354	-
Other regulatory activity, net	5,743	(55,915)
Other non-cash items, net	(983)	2,893
Changes in:
Accounts receivable, net	775	(6,721)
Unbilled revenues	(4,206)	(5,703)
Accounts payable	(8,956)	(7,285)
Cash distribution received from GenConn	15,321	19,672
Taxes accrued and refundable	(19,012)	53,981
Accrued liabilities	(1,920)	(3,699)
Accrued pension	(31,730)	(26,550)
Accrued post-employment benefits	(697)	(1,332)
Other assets	54	(318)
Other liabilities	1,637	2,471
Total Adjustments	149,559	125,863
Net Cash provided by Operating Activities	229,852	210,499

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(160,042)	(178,107)
Cash distribution from GenConn	6,494	1,872
Investment in NEEWS (Note C)	(1,636)	(24,059)
Changes in restricted cash	759	3,734
Intercompany receivable	(2,000)	(2,000)
Net Cash (used in) Investing Activities	(156,425)	(198,560)

Cash Flows from Financing Activities
Issuances of long-term debt	75,000	203,500
Payments on long-term debt	-	(103,500)
Line of credit borrowings (repayments)	(30,000)	(170,000)
Payment of common stock dividend	(102,600)	(53,100)
Equity infusion from parent	-	100,000
Other	(509)	(856)
Net Cash provided by (used in) Financing Activities	(58,109)	(23,956)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	15,318	(12,017)
Balance at beginning of period	1,556	13,573
Balance at end of period	$16,874	$1,556

Cash paid during the period for:
Interest (net of amount capitalized)	$34,415	$38,656
Income taxes	$5,905	$3,650

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$15,450	$33,566
Plant expenditures funded by deposits in NEEWS	$(18,469)	$(6,346)
Investment in NEEWS	$18,469	$6,346

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2013 and 2012

ASSETS
(In Thousands)

	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$16,874	$1,556
Restricted cash	2,046	2,805
Utility accounts receivable less allowance of $3,000 and $3,200, respectively	105,953	109,821
Unbilled revenues	47,783	43,577
Current regulatory assets	298,937	77,884
Materials and supplies, at average cost	3,847	4,680
Deferred income taxes	-	30,661
Prepayments	2,361	2,599
Current portion of derivative assets (Note A), (Note K)	9,098	11,671
Intercompany receivable	4,000	2,000
Other current assets	1,797	775
Total Current Assets	492,696	288,029

Other Investments
Equity investment in GenConn (Note A)	118,241	124,799
Other	8,044	6,649
Total Other Investments	126,285	131,448

Net Property, Plant and Equipment	1,840,405	1,726,360

Regulatory Assets	429,918	704,588

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,762	6,871
Other long-term receivable	1,496	1,501
Derivative assets (Note A), (Note K)	44,349	67,167
Other	10,506	27,336
Total Deferred Charges and Other Assets	63,113	102,875

Total Assets	$2,952,417	$2,953,300

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2013 and 2012

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2013	2012
Current Liabilities
Line of credit borrowings	$-	$30,000
Accounts payable	80,750	104,750
Accrued liabilities	19,864	27,636
Current regulatory liabilities	247,792	16,884
Deferred income taxes	10,115	-
Interest accrued	11,502	10,947
Taxes accrued	12,078	31,089
Current portion of derivative liabilities (Note A), (Note K)	26,904	30,804
Total Current Liabilities	409,005	252,110

Deferred Income Taxes	493,723	450,211

Regulatory Liabilities	91,840	178,544

Other Noncurrent Liabilities
Pension accrued	101,483	188,680
Connecticut Yankee contract obligation	-	11,129
Other post-retirement benefits accrued	45,145	58,331
Derivative liabilities (Note A), (Note K)	169,327	224,639
Other	6,222	6,677
Total Other Noncurrent Liabilities	322,177	489,456

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	845,460	770,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	629,730
Retained earnings	160,481	182,788
Net Common Stock Equity	790,212	812,519

Total Capitalization	1,635,672	1,582,979

Total Liabilities and Capitalization	$2,952,417	$2,953,300

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
Statement of Changes in Shareholder's Equity
December 31, 2013 and 2012
(Thousands of Dollars)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2011	100	$1	$529,730	$137,452	$667,183

Net income				84,636	84,636
Cash dividends				(39,300)	(39,300)
Equity infusion from parent			100,000		100,000
Balance as of December 31, 2012	100	$1	$629,730	$182,788	$812,519

Net income				80,293	80,293
Cash dividends				(102,600)	(102,600)
Equity infusion from parent			-		-
Balance as of December 31, 2013	100	$1	$629,730	$160,481	$790,212

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899.  It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.  The population of this area is approximately 760,000, which represents approximately 21% of the population of Connecticut.  The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 145,000) and New Haven (population of approximately 130,000) and their surrounding areas.  The service territory is home to a diverse array of business sectors including aerospace manufacturing, healthcare, biotech, financial services, precision manufacturing, retail and education.  As of December 31, 2013, UI had approximately 317,000 customers.  Of UI’s 2013 retail revenues, 56.8% were derived from residential sales, 35.9% from commercial sales, 5.8% from industrial sales and 1.5% from street lighting and other sales.  UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use.  UI is regulated as an electric distribution company by the Connecticut Public Utilities Regulatory Authority (PURA) and is also subject to regulation by the Federal Energy Regulatory Commission (FERC).

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the FERC and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

UI has revised its previously issued annual financial statements to correct an error in the 2012 Consolidated Balance Sheet.  The effect of this revision is a $59.8 million adjustment increasing net property, plant and equipment and increasing non-current regulatory liabilities in the Consolidated Balance Sheet as of December 31, 2012.  This adjustment is not considered to be material to previously issued financial statements.  This adjustment did not have an impact on the Statements of Income, Cash Flows and Changes in Shareholders’ Equity.  Additionally, certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, April 11, 2014.

Allowance for Funds Used During Construction

In accordance with the uniform systems of accounts, the UI capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has been

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2013 and 2012 were 4.14% and 6.12%, respectively.

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2013 and 2012, UI’s ARO, including estimated conditional AROs, was $0.3 million and consisted primarily of obligations related to the removal or retirement of asbestos and polychlorinated biphenyl (PCB)-contaminated equipment.  The long-lived assets associated with the AROs are distribution property and other property.  UI’s ARO is carried on the balance sheet as other long-term liabilities.

ARO activity for 2013 and 2012 is as follows:

	2013	2012
	(In Thousands)
Balance as of January 1	$274	$260
Accretion	15	14
Balance as of December 31	$289	$274

Cash and Temporary Cash Investments

UI considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life and subject to review and approval by PURA.  The aggregate annual provisions for depreciation for 2013 and 2012 were approximately 3.1% and 3.3%, respectively, of the original cost of depreciable property.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Derivatives

UI is party to contracts, and involved in transactions, that are derivatives.  The values of the gross derivative assets and liabilities as of December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012
	(In Thousands)
Gross derivative assets:
Current Assets	$9,098	$11,671
Deferred Charges and Other Assets	$44,349	$67,167

Gross derivative liabilties:
Current Liabilities	$26,904	$30,804
Noncurrent Liabilities	$169,327	$224,639

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of December 31, 2013, UI has recorded a gross derivative asset of $53.4 million, a regulatory asset of $142.7 million, and a gross derivative liability of $196.2 million ($129.4 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from fair value adjustments to these derivatives recorded in regulatory assets or regulatory liabilities for years ended December 31, 2013 and 2012 were as follows:

	Year Ended
	December 31,
	2013	2012
	(In Thousands)

Regulatory Assets - Derivative liabilities	$(33,819)	$(7,500)

Regulatory Liabilities - Derivative assets	$-	$12

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Equity Investments

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $118.2 million and $124.8 million as of December 31, 2013 and 2012, respectively.  As of December 31, 2013, there were approximately $0.1 million of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $15.3 million, in each of the years ended December 31, 2013 and 2012.

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Statement of Cash Flows, respectively.  During the years ended December 31, 2013 and 2012, UI received cash distributions from GenConn of approximately $21.8 million and $21.5 million, respectively.  UI received an additional cash distribution from GenConn of approximately $5.4 million in March 2014.

The following represents summarized financial information of GenConn as of and for the years ended December 31:

	2013	2012
	(In Thousands)

Current assets	$32,350	$37,189
Noncurrent assets	$453,955	$459,193
Current liabilities	$17,939	$24,405
Noncurrent liabilities	$231,811	$222,509
Operating revenues	$79,775	$77,816
Income	$30,718	$29,249

Impairment of Long‑Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting,” determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of UI.  As a result of UI’s 2013 distribution rate proceeding, a portion of UI’s deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings were written off.  See – Note (C), Regulatory Proceedings, Electric Distribution and Transmission – Rates, for additional information.

ASC 323 “Investments” requires that a loss in the value of an investment that is other than a temporary decline should be recognized. In accordance with ASC 323, UI reviews its investments accounted for by the equity method for impairment by identifying and measuring losses in the value based upon a comparison of fair value to carrying value.  At December 31, 2013, UI did not have any equity investments that were impaired under this standard.

Income Taxes

In accordance with ASC 740 “Income Taxes,” UI has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, UI has established a regulatory asset for the net revenue

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, UI normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, UI may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  UI’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)

Interest income	$2,015	$2,051
Allowance for funds used during construction - equity	8,587	6,843
Allowance for funds used during construction - debt	5,196	6,283
Conservation & Load Management incentive	1,518	1,261
ISO load response, net	-	1,685
Miscellaneous other income and (deductions) - net	894	2,384
Total Other Income and (Deductions), net	$18,210	$20,507

Pension and Other Postretirement Benefits

UI accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Cost consists of labor, materials, services and certain indirect construction costs, including AFUDC.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

UI accrues for estimated costs of removal for certain of its plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI’s property, plant and equipment as of December 31, 2013 and 2012 were comprised as follows:

	2013	2012
	(In Thousands)

Distribution plant	$977,400	$861,133
Transmission plant	630,834	577,669
Software	104,106	101,494
Land	57,593	57,160
Building and improvements	184,053	172,387
Other plant	113,350	108,333
Total property, plant & equipment	2,067,336	1,878,176
Less accumulated depreciation	463,240	421,827
	1,604,096	1,456,349
Construction work in progress	236,309	270,011
Net property, plant & equipment	$1,840,405	$1,726,360

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow UI to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, UI has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  UI is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

UI also has obligations under long‑term power contracts, the recovery of which is subject to regulation.  If UI, or a portion of its assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  UI expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the earnings and retained earnings of UI in that year and could also have a material adverse effect on the ongoing financial condition of UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Unless otherwise stated below, all of UI’s regulatory assets earn a return.  UI’s regulatory assets and liabilities as of December 31, 2013 and 2012 included the following:

	Remaining	December 31,	December 31,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$238,868	$252,498
Connecticut Yankee	Not applicable	-	11,129
Unamortized redemption costs	8 to 20 years	11,301	12,103
Pension and other post-retirement benefit plans	(b)	137,636	234,397
Income taxes due principally to book-tax difference	(c)	149,015	-
Contracts for differences	(d)	142,743	176,597
Deferred transmission expense	(e)	9,615	21,379
Excess generation service charge	(f)	6,909	8,864
Storm costs	(g)	14,752	52,009
Other	(h)	18,016	13,496
Total regulatory assets		728,855	782,472
Less current portion of regulatory assets		298,937	77,884
Regulatory Assets, Net		$429,918	$704,588

Regulatory Liabilities:
Accumulated deferred investment tax credits	30 years	$4,465	$4,612
Income taxes due principally to book-tax differences	(c)	200,673	43,135
Deferred gain on sale of property	(a)	37,933	37,933
Middletown/Norwalk local transmission network service collections	36 years	21,402	21,975
Asset removal costs	(h)	65,620	63,779
Other	(h)	9,539	23,994
Total regulatory liabilities		339,632	195,428
Less current portion of regulatory liabilities		247,792	16,884
Regulatory Liabilities, Net		$91,840	$178,544

a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery and stranded cost amortization are complete.  The remaining balances are fully offset by amounts primarily included in income taxes, due principally to book-tax differences.  As a result of the outcome of UI’s 2013 distribution rate request, PURA approved UI’s proposed rate treatment to leave CTA rates unchanged until January 1, 2014 at which point the charge ended.  The remaining balances will be extinguished upon the completion of the final reconciliation hearing in 2014 and have been reclassified to current regulatory assets and liabilities on the balance sheet as of December 31, 2013.
(b) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(c) Amortization period and/or balance vary depending on the nature and/or remaining life of the underlying assets/liabilities; balances contain regulatory liabilities related to the CTA as well as regulatory assets not related to the CTA.  In prior periods, these amounts were presented on a net basis in long-term regulatory liabilities.  In the current period, due to the end of the CTA charge, the CTA regulatory liabilities have been reclassified to current regulatory liabilities and the regulatory assets not related to the CTA have been reclassified to long-term regulatory assets.
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 6 - 13 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability.  See “-Contracts for Differences” discussion above for additional information.

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NOTES TO FINANCIAL STATEMENTS

(e) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(f) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(g) Storm costs include accumulated costs for major storms occurring from January 2009 forward. See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Rates” for a discussion of the recovery of these costs.
(h) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; asset amount includes decoupling ($11.6 million) and certain other amounts that are not currently earning a return.  See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Rates” for a discussion of the decoupling recovery period.

Restricted Cash

UI’s restricted cash at December 31, 2013 and 2012 totaled $2.0 million and $2.8 million, respectively, which primarily relates to electric distribution and transmission capital projects, which have been withheld by UI and will remain in place until the verification of fulfillment of contractor obligations.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

UI utilizes a customer accounting software package integrated with the network meter reading system to estimate unbilled revenue on a customer-by-customer basis, utilizing actual daily meter readings at the end of each month to calculate consumption and pricing for each customer.  A significant portion of utility retail kilowatt-hour consumption is read through the network meter reading system.  For those customers still requiring manual meter readings, consumption is estimated based upon historical usage and actual pricing for each customer.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the years ended December 31, 2013 and 2012 was $0.5 million and $0.4 million, respectively.

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Equity Investment in Peaking Generation.”

UI has identified the selected capacity resources with which it has CfDs as VIEs and has concluded that it is not the primary beneficiary as it does not have the power to direct any of the significant activities of these capacity resources.   As such, UI has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which it is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UI has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as it does not

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NOTES TO FINANCIAL STATEMENTS

have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – New Renewable Source Generation.”

New Accounting Pronouncements

In February 2013, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which requires disclosure of amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present either on the face of the Consolidated Statements of Income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. The guidance was effective prospectively for the first quarter of 2013. The adoption of this update did not have a material impact on UI’s financial statements.

In July 2013, the FASB issued updated guidance to ASC 740 “Income Taxes” which prescribes the presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists.  This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock, no par value, outstanding at December 31, 2013 and 2012.

Stock option transactions related to UI for 2013 and 2012, in shares of UIL Holdings’ stock, are as follows:

			Average
	Number	Option Price	Exercise
	of Options	per Share	Price
Balance – December 31, 2011	34,220	$21.68-$33.96	$33.39
Granted	-	N/A	N/A
Forfeited	(8,000)	N/A	N/A
Exercised	(22,887)	$31.25-$33.96	N/A
Balance – December 31, 2012	3,333	$21.68	$21.68
Granted	-	N/A	N/A
Forfeited	-	N/A	N/A
Exercised	(3,333)	21.68	N/A
Balance – December 31, 2013	-	N/A	N/A

Exercisable at December 31, 2012	3,333	$21.68	$21.68
Exercisable at December 31, 2013	-	N/A	N/A

There were no options outstanding as of December 31, 2013.  As of December 31, 2012, the weighted-average remaining contractual life for those options outstanding was 0.3 years.

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NOTES TO FINANCIAL STATEMENTS
Long-Term Debt

	December 31,
	2013	2012
	(In Thousands)
Pollution Control Revenue Refunding Bonds:

4.50% 2010 Series, due 2027	$27,500	$27,500
Auction Rate, 2003 Series, due 2033 (1)	64,460	64,460

Senior Unsecured Notes:

6.06% Senior Notes, Series A and B, due 2017	70,000	70,000
2.98% Senior Notes, Series A due 2019	31,000	31,000
3.61% Senior Notes, Series B and C and 6.26% Senior Notes, Series C and D, due 2022	162,500	162,500
6.51% Senior Notes, Series E and F due 2037	28,000	28,000
6.46% Senior Notes , Series A and 6.51%, Senior Notes, Series B, due 2018	100,000	100,000
6.61% Senior Notes, Series C, due 2020	50,000	50,000
5.61% Senor Notes, due 2025	50,000	50,000
6.09% Senior Notes, due 2040	100,000	100,000
4.89% Senior Notes, Series D and E, due 2042	87,000	87,000
3.95% Senior Notes, Series F, due 2023	75,000	-
Long-Term Debt	$845,460	$770,460

(1)	The interest rate on these Bonds is reset through an auction held every 35 days. On March 17, 2014, the interest rate on the Bonds was 0.31%.

The weighted-average remaining fixed rate period of outstanding long-term debt obligations of UI as of December 31, 2013 was 11.5 years, at an average interest rate of 5.0%.

The fair value of UI’s long-term debt was $905.5 million and $900.6 million as of December 31, 2013 and 2012, respectively, which was estimated by UI based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2014	2015	2016	2017	2018 & thereafter
	(In Thousands)
Maturities	-	-	-	$70,000	$775,460

On October 25, 2013, UI entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors on October 25, 2013 of senior unsecured 3.95% notes in the principal amount of $75 million, due on October 25, 2023.  UI used the net proceeds from this long-term debt issuance to repay short-term debt and for general corporate purposes.

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.   On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the

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NOTES TO FINANCIAL STATEMENTS

principal amount of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount of $52 million.  On April 2, 2012, the remaining $100 million of such notes were issued as follows:  2.98%, Series A, due January 31, 2019, in the principal amount of $31 million, 3.61%, Series C, due January 31, 2022 in the principal amount of $34 million and 4.89%, Series E, due January 30, 2042, in the principal amount of $35 million.

(C)  REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate UI’s performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012.  A final decision was issued on August 21, 2013, in which PURA found that UI performed their storm-related activities in a timely and effective manner and made recommendations for certain improvements.

ISO-NE, an independent, not-for-profit corporation, is the Regional Transmission Organization (RTO) for New England.  ISO-NE is responsible for the reliable operation of the region’s bulk electric power system, which includes UI’s electric system, and administration of the region’s wholesale electricity marketplace.  ISO-NE also is responsible for the management of the comprehensive bulk electric power system and wholesale markets’ planning processes that address the region's electricity needs.

Superstorm Sandy caused extensive damage to the electric system in UI's service territory and resulted in approximately 284,000 customer outages.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expense.  UI’s cost of repairing the damage resulting from the storm and restoring service to customers was approximately $35.8 million, of which approximately $13.9 million was capitalized as property plant and equipment and the remainder as a regulatory asset.  As a result of PURA’s final decision in UI’s 2013 distribution rate case, a portion of this regulatory asset was disallowed.  See “‑Rates” below for additional information regarding the recovery and disallowance of storm costs, including costs of Superstorm Sandy.

Rates

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  On August 14, 2013, PURA issued a decision (the August Decision) which became effective on that date and which, among other things, increased the UI distribution and CTA allowed return on equity (ROE) from 8.75% to 9.15%, continued UI’s existing earnings sharing mechanism by which UI and customers share on a 50/50 basis all distribution earnings above the allowed ROE in a calendar year, continued the existing decoupling mechanism, and approved the establishment of the requested storm reserve.  Additionally, the August decision disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings.  As a result of these disallowances and other adjustments related to the rate proceeding, UIL Holdings recorded a one-time pre-tax write off of $17.5 million related to UI in the third quarter of 2013.

On December 16, 2013, PURA issued a final decision on UI’s Petition for Reconsideration of PURA’s August Decision in UI’s distribution rate case.  The final decision on the reconsideration restored approximately $6.8 million of deferred storm costs and approximately $2.7 million of capital costs related to UI’s recently constructed administrative and operations buildings which had been disallowed in the August Decision.  As a result, UIL Holdings recorded a one-time pre-tax adjustment of approximately $9.2 million in the fourth quarter of 2013 to reverse such amounts written off in the third quarter of 2013 as a result of the August Decision.  The resulting storm regulatory asset allowed for recovery totaled approximately $45 million.  PURA’s final determination on the timing of recovery of the remaining storm regulatory asset, if any, after applying the revenue from the 2010 and 2012 earnings sharing along with the excess CTA revenue collections is expected in the second half of 2014.  As of December 31, 2013, UI’s storm regulatory asset totaled approximately $14.8 million.

On September 30, 2013, PURA approved UI’s revised distribution decoupling filings for the 2011 and 2012 rate years which included decoupling adjustments of $4.0 million and $6.4 million, respectively.  UI began recovering these amounts from customers on October 1, 2013.  The recovery period for the decoupling adjustments will run through September 30, 2014.  On October 11, 2013, UI filed its distribution decoupling filing for the 2013 rate year under its previous rate case that ended on August 13, 2013 which included a decoupling adjustment of $0.9 million.  On

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NOTES TO FINANCIAL STATEMENTS

January 29, 2014, PURA approved UI’s decoupling filing for the 2013 rate year under its previous rate decision.  The recovery period for the decoupling adjustment is from February 1, 2014 to September 30, 2014.

Power Supply Arrangements

UI’s retail electricity customers are able to choose their electricity supplier.  Since January 1, 2007, UI has been required to offer standard service to those of its customers who do not choose a retail electric supplier and have a maximum demand of less than 500 kilowatts.  In addition, UI is required to offer supplier of last resort service to customers who are not eligible for standard service and who do not choose to purchase electric generation service from a retail electric supplier licensed in Connecticut.

UI must procure the power to serve its standard service load pursuant to a procurement plan approved by PURA.  The procurement plan must provide for a portfolio of service agreements procured in a manner that maintains standard service cost volatility within reasonable levels.  On October 10, 2012, PURA approved the Standard Service Procurement Plan (the Procurement Plan) submitted by DEEP’s procurement manager to PURA for approval as required by Connecticut law.  The Procurement Plan, which was developed by the procurement manager, in consultation with UI, CL&P and the Connecticut Office of Consumer Counsel, provides for UI to continue to procure wholesale power for its standard service customers on a full requirements basis pursuant to contracts with a maximum duration of 12 months, with the delivery of such wholesale power to commence no later than six months from the applicable bid day.  The length of term and tranche sizes may be modified by the mutual agreement of UI and the procurement manager.

UI has wholesale power supply agreements in place for its entire standard service load for the first half of 2014 and for 80% of its standard service load for the second half of 2014.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating at Standard & Poor’s or two ratings at Moody’s and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings at Standard & Poor’s and three ratings at Moody’s to fall below investment grade.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of December 31, 2013, UI would have had to post an aggregate of approximately $10.6 million in collateral.

In addition, UI is permitted to seek long-term contracts for up to 20% of its standard service requirements and Connecticut Class I Renewable Energy Certificates for UI’s standard service customers that will result in an economic benefit to ratepayers, both in terms of risk and cost mitigation.  UI continues to keep apprised of possible long-term contracts that could benefit customers, but has not executed any long-term contracts.

New Renewable Source Generation

Under Connecticut Public Act No. 11-80, An Act Concerning the Establishment of the Department of Energy and Environmental Protection and Planning for Connecticut's Energy Future (PA 11-80), Connecticut electric utilities are required to enter into long-term contracts to purchase RECs from small renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21-year period.  The obligations will phase in over a six-year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after all selected projects are online.  Upon purchase, UI accounts for the RECs as inventory.  UI expects to partially mitigate the cost of these contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs of these contracts, including any gain or loss resulting from the resale of the RECs, are fully recoverable through electric rates.  As of December 31, 2013, UI had entered into contracts totaling up to $2.9 million annually in payments for 15-year delivery terms commencing in 2013 and 2014.

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NOTES TO FINANCIAL STATEMENTS

Section 127 of PA 11-80 provided for the development of up to 30 MW of small Class I renewable generation projects in Connecticut.  Specifically the statute authorized DEEP to procure up to 10 MW of renewable generation from the market and allows each of UI and CL&P to build, own or operate facilities totaling up to 10 MW each.

In December 2011, DEEP announced that in accordance with the authorization for it to procure up to 10 MW of Class I renewables, it had selected two 5 MW solar projects in CL&P service territory and CL&P executed contracts with the developers to purchase energy and associated products from both projects.  These contracts and the associated cost recovery have been approved by DEEP and PURA, respectively.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the benefits, associated with the projects.  Pursuant to PURA’s approval of the cost recovery, the payments made to projects are fully recoverable through electric rates.

Additionally, in January 2012, UI filed its proposal with PURA outlining UI’s renewable connections program under PA 11-80 through which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision in July 2012 approving the construction of one solar facility and two fuel cell facilities.  The decision approved an ROE equal to UI’s then currently allowed distribution ROE, which was 8.75%, over the life of the facility.  UI had requested an ROE of 9.5%.  In September 2012, PURA reopened the proceeding on its own motion.  On August 28, 2013, UI and the Prosecutorial Division of PURA entered into a settlement agreement addressing the issues of disagreement, including balancing the risks of the projects with the ROE.  On October 23, 2013, PURA approved the settlement.  The settlement establishes a base ROE to be calculated as the greater of:  (A) the current UI authorized distribution ROE plus 25 basis points and (B) current authorized distribution ROE for CL&P, less target equivalent market revenues (reflected as 25 basis points).  In addition, UI will retain a percentage of the market revenues from the project, which percentage is expected to equate to approximately 25 basis points on a levelized basis over the life of the project.  Under the settlement, UI agreed to submit to PURA the budget for the approximately 7.8 MW in projects identified in its January 2012 filing within three months of the PURA approval, which period was extended to February 21, 2014, and to submit project details and budgets for the remaining 2.2 MW within twelve months.  If PURA fails to approve, or rejects or modifies the budget in any way, UI has the right to cancel the development of such project with no further liability.  The Settlement also provides that construction of any of these projects will be subject to the receipt of all required permits and approvals acceptable in form and substance to UI.

Under Section 6 of Connecticut Public Act 13-303 (PA 13-303), DEEP was authorized to direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from Class I renewable resources in a quantity of up to 4% of the electric distribution companies’ distribution load.  On July 8, 2013, DEEP issued a request for proposals (RFP), and directed UI and CL&P to enter into power purchase agreements with the winning bidders.  On September 19, 2013, UI entered into contracts with two of the winning bidders which were subsequently approved by PURA.  One contract is for 48.1 MW produced by a 250 MW wind farm to be built in Maine, and the second is for 3.8 MW produced by a 20 MW solar project to be built in Connecticut.  The quantity of energy and RECs to be purchased under these contracts total approximately 3.5% of UI’s distribution load.  PA 13-303 provides that costs of any such agreement will be fully recoverable through electric rates.  On December 18, 2013, Allco Finance Limited, an unsuccessful bidder in the RFP, filed a complaint against DEEP in the United States District Court in Connecticut alleging that DEEP’s direction to UI and CL&P to enter into the contracts violated the Supremacy Clause of the U.S. Constitution and the Federal Power Act by setting wholesale electricity rates.  UI is not a party to the complaint.

Also under Section 8 of PA 13-303, DEEP is authorized to direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from biomass, landfill gas and small hydro projects that qualify as Connecticut Class I renewable resources in a quantity up to 4% of the electric distribution companies’ distribution load.  On December 26, 2013, DEEP directed UI to enter into three long-term contracts to purchase RECs from existing biomass facilities in New England.  In January 2014, UI entered into three contracts for the purchase of RECs associated with an aggregate of 5.7 MW of energy production from biomass plants in New England. The contracts are currently pending PURA approval.  PA 13‑303 provides that costs of any such agreements will be fully recoverable through electric rates.

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NOTES TO FINANCIAL STATEMENTS

Transitional Standard Offer Incentive (TSO)

State legislation significantly restructured the electric utility industry in Connecticut in 1998 and 2003.  The primary restructuring legislation includes Public Act 98-28 (the 1998 Restructuring Legislation) and Public Act 03-135, as amended in part by Public Act 03-221 (the 2003 Restructuring Legislation).  The 2003 Restructuring Legislation provided for PURA to establish an incentive plan for the procurement of long-term contracts for transitional standard offer service that compares UI’s actual average contract price to a regional average price for electricity, making adjustments as deemed appropriate by PURA.  For each of 2004, 2005 and 2006, if UI’s price was lower than the average, the legislation provided for the plan to allocate $0.00025/kilowatt-hour of transitional standard offer service to the distribution company.  PURA issued a final decision in January 2009 that found UI was not eligible for a procurement incentive for 2004.  UI appealed PURA’s final decision to the state superior court.  By decision filed February 5, 2010, the superior court determined that PURA did not apply the proper standard in determining whether UI qualified for the incentive and that PURA made other errors, and remanded the case to PURA for further proceeding in accordance with the court's decision.  PURA appealed the superior court’s decision to the state appellate court.  On October 2, 2012, UI, CL&P and the Connecticut Office of Consumer Counsel (OCC) filed with PURA a joint motion for approval of a settlement agreement by and among UI, CL&P, and the OCC.  On October 31, 2012, PURA issued a final decision approving the settlement agreement which resolves all of the issues relating to the incentive for the procurement of power for 2004 through 2006.  The settlement agreement provides that UI has met the statutory standard for receiving 2005 and 2006 TSO incentives previously collected of approximately $2.7 million, which were recorded in the third quarter of 2012 and are included in “Other Income and (Deductions)” in UIL Holdings’ Consolidated Statement of Income.  The settlement agreement also provides that no further amounts are due from UI to customers relating to the 2004 incentive in light of amounts refunded to customers in 2009.

Transmission

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable return on equity (ROE), which are within the jurisdiction of the FERC.  The FERC has issued orders establishing allowable ROEs for transmission projects of transmission owners in New England, including UI.  The FERC established a base-level ROE of 11.14%, as well as a 50 basis point ROE adder on Pool Transmission Facilities (PTF) for participation in the RTO for New England and a 100 basis point ROE incentive for projects included in the ISO-NE Regional System Plan that were completed and on line as of December 31, 2008.

UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, and whether such assets are PTF or non-PTF.  UI’s transmission assets are primarily PTF.  For 2013, UI’s overall allowed weighted-average ROE for its transmission business was 12.2%, excluding the impact of the reserve related to the September 2011complaint discussed below.  UI recovers its transmission revenue requirements on a prospective basis, subject to reconciliation with actual revenue requirements.  UI is required to file information regarding its approved formula rates on an annual basis with the FERC.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a joint complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective for the period of October 1, 2011 through December 31, 2012.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.

On August 6, 2013, the presiding Administrative Law Judge issued an initial decision finding that the existing base ROE was unjust and unreasonable, and that the just and reasonable base ROE is 10.6% for the refund period of October 1, 2011 through December 31, 2012 and, for the period after a final opinion is issued by the FERC,  9.7%, prior to any adjustments that may be applied by the FERC in a final order based on the change in 10-year U.S. Treasury Bond rates from the date hearings closed to the date of the FERC’s order.  We expect the FERC to issue its final opinion in 2014.  UI recorded a reserve for the refund period of $2.6 million during the third quarter based upon its assessment of the ultimate outcome of the proceeding.

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NOTES TO FINANCIAL STATEMENTS

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective January 1, 2013.  The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.  The complainants filed their answer to the transmission owners’ answer in February 2013.  UI is unable to predict the outcome of this proceeding at this time

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, which is substantially complete, (2) the Interstate Reliability Project, which has Connecticut Siting Council approval and (3) the Central Connecticut Reliability Project being studied now as part of the "Greater Hartford Central Connecticut Study" (GHCC) due to the expanded scope of ISO-NE’s reassessment.  GHCC transmission solutions are being considered and a set of preferred solutions are expected to be identified by ISO-NE in 2014.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As CL&P places assets in service, it will transfer title to certain NEEWS transmission assets to UI in proportion to UI’s investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement (O&M Agreement) with UI.  Any termination of the Agreement pursuant to its terms would have no effect on the assets previously transferred to UI.

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of December 31, 2013, UI had made aggregate deposits of $35.1 million under the Agreement since its inception, with assets valued at approximately $24.6 million having been transferred to UI, as follows:  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project, and in February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the Greater Springfield Reliability Project. UI earned pre-tax income on deposits, net of transferred assets, of approximately $1.5 million, $1.6 million and $1.0 million in the years ended December 31, 2013, 2012 and 2011, respectively.  On February 7, 2014, UI made an additional deposit in NEEWS of approximately $1 million.

Other Proceedings

UI generally has several regulatory proceedings open and pending at PURA at any given time.  Examples of such proceedings include an annual PURA review and reconciliation of Systems Benefits Charges (SBC) revenues and expenses, dockets to consider specific restructuring or electricity market issues, consideration of specific rate or customer issues, and review of conservation programs.

UI files semi-annual true-ups with PURA regarding Bypassable Federally Mandated Congestion Charges and Non-Bypassable Federally Mandated Congestion Charges.  These customer charges relate to “congestion costs” associated with not having adequate transmission infrastructure to move energy from the generating sources to the consumer and costs associated with ensuring adequate capacity on the electric system, such as peaking generation and capacity CfDs

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NOTES TO FINANCIAL STATEMENTS

with generators.  These costs change from time to time and the semi-annual true-ups provide a mechanism for the electric distribution companies to adjust the charges to customers that allow the companies to recover the Federally Mandated Congestion Charges.

UI makes a semi-annual transmission adjustment clause (TAC) filing with PURA setting forth its actual transmission revenues, projected transmission revenue requirement, and the required TAC charge or credit so that any under- or over-collections of transmission revenues from prior periods are reconciled along with the expected revenue requirements for the next six months from filing.  PURA holds an administrative proceeding to approve the TAC charge or credit and holds a hearing to determine the accuracy of customer billings under the TAC.  The TAC tariff and this semi-annual change of the TAC charge or credit facilitates the timely matching of transmission revenues and transmission revenue requirements.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2014 through December 31, 2014 of $30.8 million and $37.5 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2014 approved revenue requirements.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including UI, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $250 million is available to UI.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2013, UI did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $395.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility’s expiration, thus affording it flexibility in managing its working capital requirements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(E) INCOME TAXES

	2013	2012
	(In Thousands)
Income tax expense consists of:
Income tax provisions (benefits):
Current
Federal	$(17,268)	$6,921
State	2,140	4,833
Total current	(15,128)	11,754
Deferred
Federal	65,420	47,625
State	5,454	2,883
Total deferred	70,874	50,508

Investment tax credits	(146)	(146)

Total income tax expense	$55,600	$62,116

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	2013	2012
	(In Thousands)

Book income before income taxes	$135,893	$146,752

Computed tax at federal statutory rate	$47,563	$51,363
Increases (reductions) resulting from:
Amortization of nuclear plant regulatory assets	6,867	9,334
State income taxes, net of federal income tax	4,936	5,015
Allowance for equity funds used during construction	(3,006)	(2,395)
ITC taken into income	(146)	(146)
Other items, net	(614)	(1,055)

Total income tax expense	$55,600	$62,116

Effective income tax rates	40.9%	42.3%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate.  The effective income tax rate for the year ended December 31, 2013 was 40.9%, as compared to 42.3% for the year ended December 31, 2012.  The decrease in the effective tax rate was primarily attributable to lower nuclear stranded cost amortization.  Federal income tax legislation has provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during 2011, 2012 and 2013.  As a result, during these periods, UI recognized accelerated tax deductions for capital recovery that resulted in cash benefits that were realized through lower cash requirements for federal income tax deposits.

As of December 31, 2011, UI had gross unrecognized tax benefits of approximately $13.7 million and $0.5 million of interest related to repair and maintenance costs it had previously capitalized for tax purposes.   None of these uncertainties would impact the effective tax rate if recognized.  Effective 2012, UI changed its cumulative treatment for

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

these costs to comply with a recently revised IRS regulation enabling UI to fully reverse its uncertain tax position and associated interest.  In September 2013, the U.S. Treasury issued final regulations that provide revised rules for the tax treatment of tangible property costs, including the treatment of repair and maintenance costs.  These regulations are not expected to have a material impact on UI’s financial statements.

The following table sets forth a reconciliation of the changes in the gross income tax reserves for the years ended December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Balance as of December 31,	$-	$13,676
Increases for tax positions related to current year	-	-
Reductions for tax positions of prior years	-	(13,676)
Balance as of December 31,	$-	$-

UI is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  UI’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and UI determines a separate tax provision for this purpose.  As of December 31, 2013, the tax years 2010, 2011, 2012 and 2013 are open and subject to audit for federal and State of Connecticut income tax purposes.

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Consolidated Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2013 and 2012 included on the following lines of the Consolidated Balance Sheet is as follows:

	2013	2012
	(In Thousands)

Current deferred income tax assets (liabilities) - net	$(10,115)	$30,661
Noncurrent deferred income tax assets (liabilities) - net	(493,723)	(450,211)
Deferred income taxes – net	$(503,838)	$(419,550)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following table summarizes UI’s deferred tax assets and liabilities as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Deferred income tax assets:
Post-retirement benefits	$51,271	$87,063
Accrued removal obligation	26,166	25,432
Net operating loss carryforward	8,745	26,775
Other	23,352	46,028
	$109,534	$185,298

Deferred income tax liabilities:
Accelerated depreciation timing differences	$221,551	$217,915
Plant basis differences	239,933	177,782
Regulatory asset related to pension and other post-retirement benefits	54,882	93,428
Investment in GenConn	53,350	52,920
Storm regulatory asset	5,883	21,102
Other	37,773	41,701
	$613,372	$604,848

The following table sets forth UI’s carry forward balances for the years ended December 31, 2013 and 2012:

			Year
			Expiration
	2013	2012	Begins
	(In Thousands)
Federal net operating loss	$24,986	$76,500	2032
Alternative minimum tax credit	2,697	2,488	N/A
State tax credits	5,499	3,104	2016

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to UI’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits.”  UI, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans’ assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2014 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  UI currently expects to make pension contributions of approximately $18 million in 2014.  Such contribution levels will be adjusted, if necessary, based on final actuarial calculations.

UI applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2013 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees’ pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

UI is utilizing a discount rate of 5.20% as of December 31, 2013 for all of its qualified pension plans, compared to 4.25% in 2012.  The decline in the discount rate resulted in an increase to the projected benefit obligation of approximately $59 million from 2012 to 2013.  The discount rate for non-qualified pension plans as of December 31, 2013 was 4.90% compared to a rate of 4.00% in 2012.

The discount rate for UI’s postretirement benefits plans reflects plan requirements and expected future cash flows.  For the UI postretirement plan, the discount rate at December 31, 2013 was 5.20% as compared to a rate of 4.25% in 2012.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $1.5 million If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $3.5 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by $0.4 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2013 other postretirement benefits plan expenses would have increased or decreased inversely by $0.2 million.

Pension Plans

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings Corporate and UI.  UI also has a non‑qualified supplemental pension plan for certain employees and a non‑qualified retiree‑only pension plan for certain early retirement benefits.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UIL Holdings and UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Consolidated Balance Sheet.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Other Postretirement Benefits Plans

In addition to providing pension benefits, UI also provides other postretirement benefits, consisting principally of health care and life insurance benefits, for retired employees and their dependents.  UI does not provide prescription drug benefits for Medicare-eligible employees in its other postretirement health care plans.  Non-union employees who are 55 years of age and whose sum of age and years of service at time of retirement is equal to or greater than 65 are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a 401(h) account in connection with the UI Pension Plan and Serial Voluntary Employee Benefit Association Trust (VEBA) accounts for the years 2007 through 2020 to fund other postretirement benefits for UI’s non‑union employees who retire on or after January 1, 1994.  These VEBA accounts were approved by the IRS and UI contributed $4.5 million to fund the Serial VEBA accounts in 2007.  UI does not expect to make a contribution in 2014 to fund OPEB for non-union employees.

Union employees whose sum of age and years of service at the time of retirement is equal to or greater than 85 (or who are 62 with at least 20 years of service) are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a VEBA to fund other postretirement benefits for UI’s union employees.  The funding strategy for the VEBA is to select funds that most clearly mirror the pension allocation strategy.  Approximately 55% of UI’s employees are represented by Local 470‑1, Utility Workers Union of America, AFL‑CIO, for collective bargaining purposes.  Plan assets for the union VEBA consist primarily of equity and fixed‑income securities.  UI does not expect to make a contribution in 2014 to fund other postretirement benefits for union employees.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  UI reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2013 and 2012, UI has recorded regulatory assets of $137.6 million and $234.3 million, respectively.

In accordance with ASC 715, UI utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  UI amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  UI utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, UI does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of UI’s pension and other postretirement plans as of December 31, 2013 and 2012.  Plan assets and obligations have been measured as of December 31, 2013 and 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

			Other Post-Retirement
	Pension Benefits		Benefits
	2013	2012	2013	2012
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$509,655	$427,345	$79,844	$70,548
Service cost	7,974	6,663	1,230	1,023
Interest cost	21,359	22,363	3,373	3,704
Participant contributions	-	-	1,149	1,157
Settlements (1)	(2,367)	-	-	-
Actuarial (gain) loss	(56,278)	78,856	(12,531)	8,063
Benefits paid (including expenses)	(28,109)	(25,572)	(3,506)	(4,651)
Benefit obligation at end of year	$452,234	$509,655	$69,559	$79,844

Change in Plan Assets:
Fair value of plan assets at beginning of year	$320,975	$282,879	$21,513	$20,898
Actual return on plan assets	28,522	37,118	4,562	2,625
Employer contributions	31,730	26,550	-	-
Participant contributions	-	-	1,149	1,157
Settlements (1)	(2,367)	-	-	-
Benefits paid (including expenses)	(28,109)	(25,572)	(2,810)	(3,167)
Fair value of plan assets at end of year	$350,751	$320,975	$24,414	$21,513

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$101,483	$188,680	$45,145	$58,331

Amounts Recognized in the Balance Sheet consist of:
Current liabilities	$-	$-	$-	$-
Non-current liabilities	$101,483	$188,680	$45,145	$58,331

Amounts Recognized as a Regulatory Asset consist of:
Prior service cost	245	846	95	45
Net (gain) loss	136,117	214,737	1,179	18,673
Total recognized as a regulatory asset	$136,362	$215,583	$1,274	$18,718

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$452,234	$509,655	N/A	N/A
Accumulated benefit obligation	$403,062	$448,106	N/A	N/A
Fair value of plan assets	$350,751	$320,975	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.20%	4.25%	N/A	N/A
Discount rate (Non-Qualified Plans)	4.90%	4.00%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	5.20%	4.25%
Average wage increase	3.80%	3.80%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	7.00%	7.50%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

(1) Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$7,974	$6,663	$1,230	$1,023
Interest cost	21,359	22,363	3,373	3,704
Expected return on plan assets	(26,356)	(23,364)	(1,586)	(1,538)
Amortization of:
Prior service costs	601	643	(50)	(69)
Transition obligation (asset)	-	-	-	392
Settlements (1)	632	-	-	-
Actuarial (gain) loss	19,544	14,364	1,988	1,362
Net periodic benefit cost	$23,754	$20,669	$4,955	$4,874

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$(58,444)	$65,102	$(15,507)	$6,824
Amortization of:
Prior service costs	(601)	(643)	50	69
Transition obligation (asset)	-	-	-	(392)
Settlements (1)	(632)	-	-	-
Actuarial (gain) loss	(19,544)	(14,364)	(1,988)	(1,362)
Total recognized as regulatory asset (liability)	$(79,221)	$50,095	$(17,445)	$5,139

Total recognized in net periodic benefit costs
and regulatory asset (liability)	$(55,467)	$70,764	$(12,490)	$10,013

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the next 12 month period:
Amortization of prior service cost	265	601	35	(50)
Amortization of net (gain) loss	12,584	19,544	129	1,988
Total estimated amortizations	$12,849	$20,145	$164	$1,938

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.00%-4.25%	5.05%-5.30%	4.25%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.00%	8.00%	8.00%
Health care trend rate (current year)	N/A	N/A	7.50%	8.00%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	5.00%

(1) Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$692	$(563)
Accumulated post-retirement benefit obligation	$8,707	$(7,216)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other
	Pension	Post-Retirement
Year	Benefits	Benefits
	(In Thousands)
2014	$24,800	$3,495
2015	$28,131	$3,654
2016	$26,693	$3,697
2017	$27,685	$3,885
2018	$29,499	$4,046
2019-2022	$152,797	$22,356

Defined Contribution Retirement Plans/401(k)

UI employees are eligible to participate in the UIL Employee Stock Ownership Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.  The matching expense for 2013 and 2012 was $3.4 million, and $2.3 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

During the years ended December 31, 2013 and 2012, UI received cash distributions from GenConn.   See Note (A) “Business Organization and Statement of Accounting Policies – Equity Investments.”

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UIL Holdings leases office space, a portion of which is utilized by UI.  UI’s portion of the lease payments for this office space for the years ended December 31, 2013 and 2012 totaled $0.1 million and $2.8 million, respectively.  The decrease in lease payments in 2013 and 2012 is due to a reduction in office space utilized by UIL Holdings headquarters beginning in June 2012.

Inter-company Transactions

UI receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst UI and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2013 and 2012, the Balance Sheet reflects inter-company receivables, included in other accounts receivable of $1.4 million and $6.8 million, respectively, and inter-company payables, included in accounts payable of $9.4 million and $10.6 million, respectively.

Dividends/Capital Contributions

In 2013 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended December 31, 2013 and 2012, UI accrued dividends to UIL Holdings of $102.6 million and $39.3 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases for office space and facilities, land, railroad rights of way and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2014	2,463
2015	1,575
2016	1,590
2017	1,592
2018	1,592
2019-after	33,636
$42,448

Rental payments charged to operating expenses in 2013 and 2012 were as follows:

	Year Ended December 31,
	2013	2012
	(In Thousands)

Rental payments	$5,601	$11,059
Less: Sublease rental payments received	-	241
Rental payments charged to operating expenses	$5,601	$10,818

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, UI and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, UI accrues a reserve and discloses the reserve and related matter.  UI discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.1 million as of December 31, 2013.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of groundwater monitoring and nuclear fuel storage, at least annually, and provides UI with a projected schedule depicting annual costs expected to be billed to UI.

On May 1, 2013, Connecticut Yankee filed an application with FERC to, among other things, reduce its rates and eliminate future decommissioning funding requirements for its owners.  On June 27, 2013, FERC issued a final decision which approved both the proposed rate reduction and the elimination of future decommissioning funding requirements.  As a result, UI’s obligation and corresponding regulatory asset were eliminated at that time.  The final decision also allows Connecticut Yankee to distribute the $3.8 million United States Department of Energy (DOE) damage award,

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

discussed below, to its owners and it incorporates Connecticut Yankee’s proposed periodic review mechanism related to the continued adequacy of the Nuclear Decommissioning Trust to meet its financial obligations.

DOE Spent Fuel Litigation

The Nuclear Waste Policy Act of 1982 (the Act) requires the DOE to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In May 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award.  Connecticut Yankee has received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which will be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In November 2013, the court issued a decision on the second set of damage claims and awarded Connecticut Yankee damages of $126.3 million.  The DOE did not file a notice of appeal.  In light of its ownership share, UI expects to receive approximately $12.0 million of such award in the first half of 2014 which would be refunded to customers.

In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2009.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UIL Holdings and its wholly-owned direct and indirect subsidiaries may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UIL Holdings’ subsidiaries.  Significant environmental issues known to UIL Holdings at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) to transfer title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

In 2000, UI conveyed a former generation site on the Mill River in New Haven (English Station) to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission

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NOTES TO FINANCIAL STATEMENTS

facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of December 31, 2013, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act which was denied without prejudice.  In December 2013 Evergreen and Asnat filed a subsequent lawsuit in Connecticut state court seeking among other things: (i) remediation of the property; (ii) reimbursement of remediation costs; (iii) termination of UI’s easement rights; (iv) reimbursement for costs associated with securing the property; and (v) punitive damages.  UI believes the claims are without merit.  UI’s knowledge of the current conditions at the English Station site is insufficient to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suits, and thus has not recorded a liability related to it and no amount of loss, if any, can be reasonably estimated at this time.

On April 8, 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation of the matter began in the fourth quarter of 2013 and is on-going.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site and no amount of loss, if any, can be reasonably estimated at this time.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission‑related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, Connecticut, on which it operated an oil‑fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available and no amount of loss, if any, can be reasonably estimated at this time.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice, reducing UI’s estimate of the general contractor’s claims to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.    UI also pursued an indemnification claim against the general contractor for the payments made in settlement to the two subcontractors.

On September 3, 2013, a Memorandum of Decision was issued by the court finding for UI on all claims but one related to certain change orders, and ordering UI to pay the Contractor approximately $1.3 million.  The decision also found against UI on the indemnification claims.  On October 22, 2013, the general contractor filed an appeal of the Court’s

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NOTES TO FINANCIAL STATEMENTS

ruling.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

On April 30, 2013, an affiliate of the general contractor for the Middletown/Norwalk Transmission Project, purporting to act as a shareholder on behalf of UIL Holdings, filed a complaint against the UIL Holdings Board of Directors alleging that the directors breached a fiduciary duty by failing to undertake an independent investigation in response to a letter from the affiliate asking for an investigation regarding alleged improper practices by UI in connection with the Middletown/Norwalk Transmission Project.  On October 25, 2013, the court granted the defendants’ motion to dismiss the complaint. On November 15, 2013, the plaintiff filed an appeal of the court order in the Connecticut Appellate Court, which remains pending.

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UIL Holdings’ assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value of UI’s financial assets and liabilities, other than pension benefits and other postretirement benefits as of December 31, 2013 and December 31, 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)
Assets:
Contracts for differences	$-	$-	$53,447	$53,447
Supplemental retirement benefit trust life insurance policies	-	7,898	-	7,898
	$-	$7,898	$53,447	$61,345

Liabilities:
Contracts for differences	$-	$-	$196,233	$196,233
Long-term debt	-	905,471	-	905,471
	$-	$905,471	$196,233	$1,101,704

Net fair value assets/(liabilities), December 31, 2013	$-	$(897,573)	$(142,786)	$(1,040,359)

December 31, 2012	(In Thousands)
Assets:
Contracts for differences	$-	$-	$78,838	$78,838
Supplemental retirement benefit trust life insurance policies	-	6,438	-	6,438
	$-	$6,438	$78,838	$85,276

Liabilities:
Contracts for differences	$-	$-	$255,443	$255,443
Long-term debt	-	900,614	-	900,614
	$-	$900,614	$255,443	$1,156,057

Net fair value assets/(liabilities), December 31, 2012	$-	$(894,176)	$(176,605)	$(1,070,781)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The derivative assets consist primarily of CfDs.    The determination of fair value of the CfDs was based on a probability-based expected cash

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NOTES TO FINANCIAL STATEMENTS

flow analysis that was discounted at the December 31, 2013 or December 31, 2012 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  UI believes this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, analytics are performed to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	0.00% - 0.62%
	Discount rate	1.75% - 3.21%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of December 30, 2013 and December 31, 2012 in the active markets for the various funds within which the assets are held.

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2013 and 2012.

Year Ended
December 31, 2013
(In Thousands)

Net derivative assets/(liabilities), December 31, 2012	$(176,605)
Unrealized gains and (losses), net	33,819
Net derivative assets/(liabilities), December 31, 2013	$(142,786)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2013	$33,819

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NOTES TO FINANCIAL STATEMENTS

Year Ended
December 31, 2012
(In Thousands)

Net derivative assets/(liabilities), December 31, 2011	$(180,581)
Unrealized gains and (losses), net	3,976
Net derivative assets/(liabilities), December 31, 2012	$(176,605)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2012	$3,976

The following tables set forth the fair values of UI’s pension and OPEB assets as of December 31, 2013 and 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)

Pension assets
Cash and cash equivalents	$-	$-	$-	$-
Mutual funds	-	333,056	-	333,056
Hedge fund	-	-	17,695	17,695
	-	333,056	17,695	350,751
OPEB assets
Mutual funds	24,414	-	-	24,414
	24,414	-	-	24,414

Fair value of plan assets, December 31, 2013	$24,414	$333,056	$17,695	$375,165

December 31, 2012

Pension assets
Cash and cash equivalents	$777	$-	$-	$777
Mutual funds	-	306,033	-	306,033
Hedge fund	-	-	14,165	14,165
	777	306,033	14,165	320,975
OPEB assets
Mutual funds	21,513	-	-	21,513
	21,513	-	-	21,513

Fair value of plan assets, December 31, 2012	$22,290	$306,033	$14,165	$342,488

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2013 and 2012.

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NOTES TO FINANCIAL STATEMENTS

Year Ended
December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2012	$14,165
Unrealized/Realized gains and (losses), net	850
Purchases	2,680
Pension assets-Level 3, December 31, 2013	$17,695

Year Ended
December 31, 2012
(In Thousands)

Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	122
Settlements	14,043
Pension assets-Level 3, December 31, 2012	$14,165